CONVERTIBLE DEBENTURE (“NOTE”)

Principal amount: $ XXXXXX                                                                                          Date:

FOR VALUE RECEIVED, Pressure BioSciences, Inc. (Borrower) promises to pay  (Lender) the sum of XXXXXXX, plus interest at the yearly rate of 20% on the unpaid balance, as specified below.  This NOTE is for six months, and is to be repaid by the Borrower by.

In connection with this loan, the Borrower also issued to the Lender one warrant to purchase shares of the Company’s Common Stock, $0.01 par value, at an exercise price of $0.XX per share, the exercise price is the greater of the closing price of PBIO or the consolidated NASDAQ Bid on the day this NOTE was consummated (and after 4pm on the date hereof), and expiring at midnight on XXXXXX.  The Warrants have a three (3) year life, contain no economic anti-dilution, and can’t be exercised for six months and one day from the date of this NOTE.

This NOTE may be prepaid by the Borrower in whole or in part prior to XXXXXX without premium or penalty, provided that the Borrower gives the Lender seven (7) days prior notice. The Borrower is required to pay at least three months of interest, regardless of earlier repayment of the NOTE.  The payment may be deferred by mutual consent.  If the Borrower fails to make payment when due or fails to comply with any other term of this NOTE, the loan will be considered in default.

The NOTE may be paid at the option of the Lender by:

a)	Cash,

b)
Conversion into that number of securities issued in the next financing completed by the Borrower having an aggregate purchase price equal to the then outstanding principal amount of the NOTE, plus any accrued and unpaid interest due at the time of conversion.  If the Company enters into an equity placement prior to the expiration of this NOTE, or prior to the full repayment of this NOTE, whichever is sooner, the Lender may exchange their NOTE (including accrued interest) for the securities issued in the subsequent equity placement on a dollar for dollar basis, and shall become subject to the terms and conditions of such subsequent equity placement (provided that such exchange is permitted under NASDAQ and SEC rules and regulations then in effect, and permits the Company to remain NASDAQ compliant).

c)
Conversion into 200,000 shares of non-registered Common Stock of the Company, at $1.00 per share.  This price represents the greater of the closing price or consolidated NASDAQ Bid of PBIO on the day this NOTE was consummated (and after 4pm on the date hereof), PLUS $0.15 for the value of the Warrant.

Borrower	Address for Notice:
By:__________________________________________ Name: Richard T. Schumacher Title: President and Chief Executive Officer	14 Norfolk Avenue Easton, MA 02375 Facsimile: (508) 230-1829 Attention: Richard T. Schumacher
Lender
Signature: ________________________________ Name: ________________________________	Address: